Exhibit 10.3
MabVax Therapeutics Holdings, Inc.
11535 Sorrento Valley Rd., Suite 400
San Diego, CA 92121
Phone: (858) 259-9405

April 26, 2018

Re: Letter Agreement

MabVax Therapeutics Holdings, Inc. (the “Company”) and the undersigned hereby agree pursuant to this agreement (this “April 2018 Letter Agreement”) that:

A.
April 2018 Inducement Shares

The undersigned, upon delivery to the Company of the undersigned’s investment in the Company’s April 2018 private placement of up to $1.0 million (the “April 2018 Offering”) of at least 40% of the undersigned’s share of investment in the Company’s aggregate private placements of $2.75 million in February 2018 (the “February 2018 Private Placements”), or at least $300,000 (the “Minimum Required Investment”), shall be entitled to receive its pro rata share, along with the other investors in the February 2018 Private Placements who invest in the April 2018 Offering, of up to 1,277,777 shares of common stock equivalents in the form of Series O Convertible Preferred Stock, the form of which is attached hereto as Exhibit A, to be fully allocated upon the maximum investment of $1.0 million, or pro-rata portion thereof if less than $1.0 million (the “April 2018 Inducement Shares”) that will include: (A) a beneficial conversion blocker for any one of the undersigned who beneficially owns or as a result of any purchases in the April 2018 Offering or issuances and conversion of the April 2018 Inducement Shares or otherwise will beneficially own 5% or more of the common stock of the Company (the “beneficial ownership blocker”) and (B) a liquidation preference equal to the par value thereof. The Company shall issue the April 2018 Inducement Shares as restricted securities, unless in the opinion of counsel to the Company such shares are deemed to be registered under the Securities Act of 1933, as amended (the “Act”) and if not so registered shall within 30 days of the later to occur of (i) issuance of the April 2018 Inducement Shares and (ii) the date the Securities and Exchange Commission agrees to begin reviewing future filings of the Company’s registration statements, file a registration statement under the Act with respect to the common stock underlying the April 2018 Inducement Shares, and shall issue such shares within five (5) business days of closing of the Offering. No April 2018 Inducement Shares shall be required to be issued to the undersigned in connection with the April 2018 Offering, if the undersigned does not invest at least 40% of such undersigned’s investment in the February 2018 Private Placement, in the April 2018 Offering.

In the event of a liquidation, dissolution or winding up of the Company, each share of the April 2018 Inducement Shares will be entitled to a per share preferential payment equal to the par value of $0.01 per share.

This Letter Agreement shall be governed by the laws of the state of New York, without giving effect to any conflict of laws provision, and may not be amended other than through a written agreement executed by the Company and the undersigned.

 MabVax Therapeutics Holdings, Inc.                                           Investor

By:  /s/ J. David Hansen                                                                   By: ________________________
Name:  J. David Hansen                                                                  Name:
Title:  President and CEO

Exhibit A – Form of Series O Convertible Preferred Stock